EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
The Cerplex Group, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-60027, 333-87643) on Form S-8, of The Cerplex Group, Inc. (formerly known as Aurora Electronics, Inc.) of our report dated December 20, 1999, relating to the consolidated balance sheets of The Cerplex Group, Inc. and subsidiaries as of September 25, 1999 and September 30, 1998, the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended and related schedule, which report appears in the September 25, 1999 annual report on Form 10-K of The Cerplex Group, Inc.

Our report dated December 20, 1999, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has net stockholders' and working capital deficiencies, is in default on substantially all of its debt obligations and does not have the necessary funds to pay substantially all of its debt obligations which are in default or which mature in fiscal year 2000, which raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.


                                                                    KPMG LLP


Orange County, California
January 10, 2000